Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-61940) pertaining to the Stratos Lightwave, Inc. 401(k) Savings Plan, of our report dated October 9, 2003, with respect to the financial statements and schedule of Stratos Lightwave, Inc. 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended May 3, 2003.

Ernst & Young, LLP

Chicago, Illinois
October 30, 2003